PURCHASE AGREEMENT

THIS AGREEMENT is hereby made this, March 1, 1999 by and between GDM Outdoor Advertising, a partnership ("GDM" or the "Company"or "SELLER"), Gerry Dunlap, individually, and Dennis Thompson, individually, partners of GDM ("Partner"), and Bowlin Outdoor Advertising & Travel Centers Incorporated, a Nevada corporation ("BOWLIN").

Purpose of Agreement

Bowlin desires to purchase and GDM desires to sell certain tangible and intangible assets that comprise a portion of GDM's business known as "GDM Outdoor Advertising". Therefore, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

                              Terms and Conditions

Purchase Price

The purchase price shall be One Million Three Hundred and Fifty Thousand and No/100 Dollars ($1,350,000.00).

In addition to the amount specified above, at closing an adjustment of the purchase price listed above shall be made for:

         (a) an amount equal to the amount of any prepaid rents, leases, permits and taxes as specified in attached Exhibit E and incorporated for all purposes herein. This amount will be paid by BOWLIN to SELLER, but will be reduced by the amount of any prepaid advertising rents received by SELLER and further reduced by BOWLIN's prorated share (prorated by day as of Closing date) of the current month's revenue billed in advance by SELLER; and



The purchase price, and payments noted above, shall be the sole considerations paid by BOWLIN under this agreement.

Date of Closing

              The parties contemplate that Closing shall take place on March 1, 1999. If Closing does not occur by that date, it will occur as soon thereafter as Bowlin is able to complete its due diligence investigation. The parties agree that Bowlin's obligation to complete this purchase is contingent upon Bowlin being satisfied, in its sole discretion, that all representations made to it concerning GDM's assets are true; that the financial condition, books, and accounts of GDM are sound; that the land leases, outdoor advertising permits and advertising contracts are of satisfactory condition to Bowlin; and that the value of the assets being transferred is not less than the purchase price.

Transfer of Assets

At closing, SELLER will sell, transfer, assign, convey and deliver to BOWLIN free and clear of any liens, debts, or encumbrances, save and except any liens or encumbrances affecting the underlying fee title estate on the real property subject of the land leases for the sign sites, and BOWLIN will purchase, accept and acquire from SELLER all of the Assets listed in Exhibit A attached hereto and incorporated for all purposes herein.

Instruments of Transfer

     (a)  GDM and  Partner's  Deliveries.  At the closing,  GDM shall deliver to
          Bowlin:

          i. A bill of sale transferring to Bowlin title to the Assets as provided herein, in form and substance acceptable to Bowlin;

          ii. A five (5) year non-competition agreement for Gerry Dunlap and Dennis Thompson. (See attached Exhibit G1, and G2);

          iii. Letter(s) from GDM and Partner to the Texas Department of Transportation regarding transfer of the applicable outdoor advertising permits from Partner to Bowlin in the form of attached Exhibit E also any forms or letters necessary to transfer permits from the Arkansas Department of Transportation;


          iv. Assignment of land lease agreements pertinent to sign sites located on property owned by third parties (See attached Exhibit
               D);

          v. Such other bills of sale, titles and other instruments of assignment, transfer and conveyance as Bowlin shall reasonably request, in recordable form, where appropriate, and properly executed, evidenced and notarized where appropriate in such form as shall be necessary or appropriate to vest in Buyer good title to the Assets.

          vi.  Advertising contracts for all current advertisers.


     (b)  Bowlin's Deliveries.  At the closing,  Bowlin shall deliver to GDM:

          i. Immediately available funds to one or more accounts designed by SELLER for the purchase price as specified herein;

          ii. Checks in an amount sufficient to pay the net amount due for items listed in Exhibit E.

     (c) Other Transfer Instruments. Following the Closing, at the request of Bowlin, GDM shall deliver any further Instruments and take all reasonable action as may be necessary or appropriate to vest in Bowlin all of GDM's title to the assets.

No Assumption of Liabilities

              It is expressly understood and agreed by the parties hereto that Bowlin assumes no debts, liabilities (including tax liabilities) or obligations (contractual or otherwise) of GDM or Partners or any other debts, liabilities or obligations related to the conduct of GDM's business.

Representations and Warranties

              GDM and Partner represent and warrant to Bowlin as of the date hereof and on the closing date as follows (all representations and warranties being joint and several):

               (a) Authority. GDM has the legal authority to sell, transfer, and deliver to Bowlin the tangible and intangible assets of the business known as "GDM Outdoor Advertising"

               (b) Title. GDM has good and marketable title to all properties, assets and leasehold estates, real and personal, tangible and intangible, to be transferred pursuant to this Agreement subject to no mortgage, pledge, lien, conditional sales agreement, encumbrance or charge.

               (c) Insurance. GDM carries insurance, which it believes to be adequate in character and amount, with reputable insurers in respect of its properties, assets, and business and such insurance policies are still in full force and effect, and shall be in effect without interruption until closing has occurred.

               (d) Violations, Suits, Claims, etc. GDM is not in default under any law or regulation, or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located, and there are (1) no claims, actions, suits or proceedings instituted or filed and (2) no claims actions, suits or proceedings threatened presently or which in the future may be threatened or asserted against or affecting GDM at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located, and (3) there are no potential claims, demands, liens, encumbrances, or debts with regard to the assets that are the subject of this sale or that may create for Bowlin any environmental or regulatory liability.

               (e) Tax Returns. GDM has filed all requisite federal, state and other tax returns due for all fiscal periods ended on or before the date of this agreement. There are no claims against GDM for federal, state or other taxes for any period or periods to and including the date of this agreement, the amounts shown as provisions for taxes on the financial statements of GDM as of the date of this agreement delivered to Bowlin are sufficient for the payment of all taxes of all kinds for all fiscal periods ended on or before that date.

               (f) Sole Partners. Partners are the sole owners of the Company, and no other person has any right to acquire any interest in the Company.

               (g) Effect of Agreement. The execution, delivery and performance of this Agreement by GDM and Partner and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both:
                    (a) violate any material provision of law, statute, rule or regulation to which Company is subject; (b) violate any judgment, order, writ or decree of any court, arbitrator or governmental agency applicable to Company; or (c) result in a material breach of or material conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a material default under, or result in the creation or imposition of, any lien, security interest, charge or encumbrance upon any of the Assets pursuant to any charter, bylaw, commitment, contract or other agreement or instrument, to which Company is a party or by which any of its Assets is bound.

               (h) Permits, Licenses, Compliance with Applicable Laws and Court Orders. Company has all requisite power and authority, and all permits, licenses and approvals of governmental and administrative authorities, to own, lease and operate its properties and to carry on its business as presently conducted; all such permits, licenses and approvals material to the conduct of the business of Company are in full force and effect. Company's conduct of its business does not materially violate or infringe any applicable law, statute, ordinance or regulation. Company is not in default in any respect under any executive, legislative, judicial, administrative or private (such as arbitration) ruling, order, writ, injunction or decree.

               (i) Financial Information. All financial information relating to the Assets or the business and provided to Bowlin by GDM have been prepared from the books and records of seller in accordance with generally accepted accounting principles and fairly and accurately present the financial condition of GDM and the business relating to the Assets as of the date of such information.

               (j) Absence of Undisclosed Liabilities. GDM has no liabilities other than those that are expressly disclosed in the financial information provided to Bowlin. Between the date of this Agreement and the Closing, there will be no material change in the financial position of GDM.

               (k) Agreements, Plans, Arrangements, etc. Except as set forth in Exhibit A hereto, Company is not a party to, nor is Company or any of the Assets bound or affected by, any oral or written:

                    (1) lease agreement (whether as lessor or lessee) relating to real or personal property;

                    (2) license agreement, assignment or other contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents, copyrights (or applications therefor);

                    (3) agreement with any business broker with respect to this transaction;

                    (4) agreement with any supplier, distributor, franchisor, dealer, sales agent or representative;

                    (5) joint venture or partnership agreement with any other person;

                    (6)  agreement  with any bank,  factor,  finance  company or
                         similar   organization   regarding   the  financing  of
                         accounts receivable or other extensions of credit;

                    (7) agreement granting any lien, security interest or mortgage on any Asset or other property of Company, including, without limitation, any factoring agreement for the assignment of accounts receivable;

                    (8) agreement for the Construction or modification of any Asset or leasehold interest of Company;

                    (9)  agreements   with   advertisers   for   lease  of  sign
                         structures;

                    (10) agreement with any employee, consultant, or independent contractor providing personal services to Company.

          (l) Acquisition Agreements. There are no agreements relating to the acquisition of the stock, business or Assets of Company to which Company is a party, other than this Agreement.

          (m) Status of Real Property. Neither Company nor Partner has received any notice of noncompliance with respect to real property on which any of the Assets are located (the "Real Property") with any applicable statutes, laws, codes, ordinances, regulations or requirements relating to fire, safety, health or environmental matters or noncompliance with any covenants, conditions and restrictions (whether or not of record) or local, municipal, regional, state or federal requirements or regulations. To the best of Company's and Partner's knowledge, there has been no release or discharge on or under the Real Property by the Company of any toxic or hazardous substance, material or waste which is or has been regulated by any governmental or quasi-governmental authority or is or has been listed as toxic or hazardous under any applicable local, state or federal law. To the best of the Company's and Partner's knowledge, there are no subsurface or other conditions related to toxic or hazardous waste affecting the Real Property or any portion or component thereof, and there are no underground storage tanks located on the Real Property.

          (n) Defects. To the best of Company's and Partner's knowledge, there are no structural or operational defects in any of the Assets. SELLER acknowledges that to the best of SELLER's knowledge all signs were constructed and installed to normal industry standards by qualified and licensed manufacturers and installers.

          (o) Leases Current. All obligations of the Company under all existing lease agreements which are required by such agreements to have been performed by Company have been fulfilled by the Company, including the payment by the Company of all lease payments due and payable through the date hereof.

          (q) Permits Current. All payments due and payable for required permits from governmental bodies have through the date hereof been fulfilled by the respective SELLER.

Bowlin represents and warrants to GDM and Partner as of the date hereof and the Closing date as follows:

          (a) Organization. Bowlin is a validly existing corporation organized under the laws of the State of Nevada and has all requisite corporate power and authority to own, operate and lease its properties and assets.

          (b) Authority. Bowlin has full corporate power, authority and legal rights to execute and deliver, and to perform its obligations under this Agreement, and has taken all necessary action to authorize the purchase hereunder on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed by Bowlin, and constitutes a legal, valid and binding obligation of Bowlin enforceable in accordance with its terms.

          (c) Compliance with Instruments, Consents, Adverse Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of or constitute a default under the articles of incorporation or the by-laws of Bowlin, or any Law, Instrument, lien or other Contract by which Bowlin is bound. Bowlin is not a party or subject to any Contract, or subject to any article or other corporate restriction or any Law which materially and adversely affect the business operation, prospects, properties, assets or condition, financial or otherwise, of Bowlin.

          (d) Litigation. There is no suit, action or litigation, administrative, arbitration or other proceeding or governmental investigation pending or, to the knowledge of Bowlin, threatened which might, severally or in the aggregate materially and adversely affect the financial condition or prospects of Bowlin or Bowlin's ability to acquire the Assets as contemplated by this Agreement.

          (e) Brokers. All negotiations relative to the Agreement and the transactions contemplated hereby have been carried on by Bowlin is such manner without giving rise to any valid claim against GDM for a finder's fee, brokerage commission or other like payment.

Competition

     Simultaneously with the execution of this Agreement, Gerry Dunlap and Dennis Thompson will execute and deliver to Bowlin a Non-Competition Agreement in the form and on the terms as set forth in Exhibit G1 and G2 attached hereto and incorporated by reference herein for all purposes.


Conditions to Bowlin's Obligations

     The obligations of Bowlin hereunder are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in writing by Bowlin, in its sole discretion:

          (a) Accuracy of Representations and Warranties. Each of the representations and warranties of GDM and Partner contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby.


          (b) No Litigation or Claims. No claim, action, suit, proceeding, arbitration, investigation or hearing or notice of hearing shall be pending or threatened against or affecting GDM which: (a) might foreseeably result, or has resulted, either in an action to enjoin or prevent or delay the consummation of the transactions contemplated by this Agreement or in such an injunction; or (b) could, in the determination of Bowlin, have an adverse effect on the assets to be transferred hereunder.

          (c) No Violations. No material violation of GDM shall exist, or be alleged by any governmental authority to exist, of any law, statute, ordinance or regulation, the enforcement of which would adversely affect the financial condition, results of operations, properties or business of GDM.

          (d) Consents and Assignments. GDM shall have delivered to Bowlin all consents and assignments of all persons and entities necessary for the performance of the transactions contemplated by this
               Agreement, including the transfer of all assets and the assignment of leases, and GDM shall have obtained the consents of: any lender to GDM, or, in the alternative, the release of all liens held by such lender, with respect to the sale and transfer of the assets; and any other consents of third parties deemed necessary or appropriate by Bowlin.

          (e) Certificate. Bowlin shall have received a certificate signed by GDM and Partner, dated the Closing Date, satisfactory in form and substance to Bowlin and its counsel, certifying as to the fulfillment of the conditions specified above.

          (f) Satisfactory Completion of Due Diligence. Bowlin shall be satisfied in its sole discretion with the content of the final Exhibits hereto and other related documents for closing and shall otherwise be satisfied in its sole discretion with the results of its due diligence review, including the right to terminate this agreement with no penalty in the event that the land leases, outdoor advertising permits and advertising contracts are not of satisfactory condition to Bowlin.

Indemnification

     (a) Indemnification of Bowlin by GDM and Partner. GDM and Partner, jointly and severally, agree to indemnify and hold harmless Bowlin and any person claiming by or through it or its successors and assigns from, against and in respect of any and all losses, claims, and liabilities incurred by or asserted against Bowlin or its successors or assigns in connection with;

               (i) any breach of any representation or warranty of GDM or Partner;

               (ii) any  breach  of any  covenant  or  agreement  made by GDM or
                    Partner in Partner in this Agreement;

               (iii)any  liability,  debt  or  obligation  of  GDM  or  lien  or encumbrance on the Assets or

               (iv) any claim  arising out of the use,  sale or operation of the
                    Assets by GDM or Partner and/or the operation of the business of GDM or Partner prior to the Closing.

     (b) Indemnification of GDM and Partner by Bowlin. Bowlin agrees to indemnify and hold harmless GDM and Partner and any person claiming by or through it or its successors and assigns from, against and in respect of any and all losses, claims, and liabilities incurred by or asserted against GDM or Partner or its successors or assigns in connection with:

               (i)  any breach of any representation or warranty of Bowlin;

               (ii) any breach of any  covenant or  agreement  made by Bowlin in this Agreement;

               (iii) any act or omission of Bowlin after Closing, and

               (iv) any claim  arising out of the use,  sale or operation of the
                    Assets by Bowlin and/or the operation of the business by Bowlin after Closing.


     (c) IF THE EVENT GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION ARISES OUT OF THE JOINT OR CONCURRENT NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED AND THE INDEMNIFYING PARTY, THE PERSON TO BE INDEMNIFIED SHALL BE INDEMNIFIED TO THE EXTENT THAT THE INDEMNITOR'S NEGLIGENCE CAUSED SUCH EVENT. IT IS THE INTENT OF THE PARTIES THAT BUYER SHALL BE ENTITLED TO COMPARATIVE INDEMNIFICATION.

Taxes

     Real Estate and personal property taxes, if any, assessed or to be assessed for the current calendar or fiscal year, regardless of when payable, shall be prorated between Bowlin and GDM as of the closing date.


Risk of Loss

     The risk of loss or destruction of or damage to the assets transferred hereunder, including inventory, fixtures, equipment and real property from any cause whatsoever at all times on or subsequent to the execution of this document but before closing shall be borne by GDM.

Bowlin's Remedies

     Bowlin shall be entitled, without limitation, to all incidental and consequential damages resulting from a breach of any warranty or representation or covenant of GDM or Partner made herein including, but not limited to, all costs of litigation incurred, including reasonable attorney's fees.

Dispute Resolution

     (a) In the event of any dispute arising from this Agreement, the Parties agree to attempt a solution through nonbinding mediation conducted by a mutually agreed mediator. While the mediation shall be nonbinding in all respects (except agreements in settlement of the dispute negotiated by the Parties), each Party agrees that:

          (i) it shall appear when directed by the mediator, be fully prepared to work towards a resolution of the dispute, and participate in good faith in the mediation towards a resolution of all disputed issues or concerns; and

          (ii) the  duty  to  mediate  in  good  faith  shall  be   specifically
               enforceable by the courts of Texas.

     (b) Any questions, claims, disputes, or litigation arising from or related to this Agreement are governed by the laws of the state of Texas without regard to the principles of conflicts of law.

     (c) The Parties agree that Texas has a substantial relationship to this transaction, and that this Agreement is performable in Smith County, Texas. Each Party consents to personal jurisdiction in the courts thereof, and any action or suit arising from or related to this Agreement shall only be brought by the Parties in any federal or state court with appropriate jurisdiction over the subject matter established or sitting in the state of Texas located in Smith County, Texas.

Miscellaneous

     (a) Expenses. Except as otherwise provided herein, whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own expenses and the fees and expenses of its counsel and accountants and other experts. Furthermore, Bowlin shall be responsible for payment to the business broker retained by it.

     (b) Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement and any other written representation in any ancillary document shall survive the Closing.

     (c) Waivers. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     (d) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     (e) Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by fax or five (5) days after deposit in the U.S. mails by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the party to whom the same is so given or made.

          if to GDM or Partner to:

          Gerry Dunlap and Dennis Thompson
          300  Vicksburg
          Tyler, Texas 75703


          if to Bowlin to:
          Bowlin Outdoor Advertising and Travel Centers Incorporated
          150 Louisiana Blvd. N.E.
          Albuquerque, New Mexico 87108
          Attention: Michael L. Bowlin, President
or to such other address or Fax Number as any party may designate by giving notice to the other parties hereto.

          (f) Further Assurances. The Company and Partner shall, from time to time at or after the Closing, at the request of Bowlin, and without further consideration, execute and deliver such other instruments and take such other actions as may be required to confer to Bowlin and its assignees the benefits contemplated by this Agreement.

          (g) Entire Agreement. This document contains the entire agreement between the parties and supersedes all prior agreements between the parties, if any, written or oral, with respect to the subject matter thereof.

AGREED and ACCEPTED:

BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS INCORPORATED



By:_/s/ C. C.Bess
     C. C. Bess, Executive Vice President


GDM OUTDOOR ADVERTISING


By: /s/ Gerry Dunlap
     Gerry Dunlap, Partner

By: /s/ Dennis Thompson
     Dennis Thompson, Partner

                         Acknowledgment for Corporations

STATE OF TEXAS                 )
                               ) ss.
COUNTY OF _____________        )

The foregoing instrument was acknowledged before me this ___ day of __________________, 199___, by C. C. Bess, Executive Vice President of BOWLIN Outdoor Advertising & Travel Centers Incorporated, a Nevada Corporation, on behalf of the corporation.

                        --------------------------------
                                  Notary Public
My commission expires:

----------------------




                         Acknowledgment for Individuals

STATE OF TEXAS                 )
                               ) ss.
COUNTY OF ___________          )

The  foregoing   instrument  was   acknowledged   before  me  this  ___  day  of
__________________, 199__ by Gerry Dunlap, Individually.

                        --------------------------------
                                  Notary Public
My commission expires:

----------------------


STATE OF TEXAS                  )
                                ) ss.
COUNTY OF ___________           )

The  foregoing   instrument  was   acknowledged   before  me  this  ___  day  of
_________________, 199__ by Dennis Thompson, Individually.

                        --------------------------------
                                  Notary Public
My commission expires:

----------------------